SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Friday, April 11, 2003
(Date of report)

EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1035424 (I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item 5. Other Events and Required FD Disclosure.

     On April 11, 2003, the Registrant held a telephone conference call that had been announced to, and was broadly accessible by the public, for the expressed purpose of discussing its first quarter 2003 preliminary results. In that call, the Registrant’s CEO, Alfred G. Hansen, affirmed previous earnings guidance for the combined second, third and fourth quarters of approximately $.74. This affirmation of earnings guidance was based on the Registrant’s expectations that cost reductions and new orders (including orders originally expected to be received during the first quarter) would be sufficient for the Registrant to achieve breakeven financial results at its Space & Technology/Montreal operations. Any ability of the Registrant to recover during the balance of the year all or a substantial portion of $.12 earnings originally expected for the first quarter is believed to depend on material improvement in the commercial space markets served by those operations.

The earnings guidance in this conference call constitutes forward-looking statements. Actual results could differ materially from such expectations as a result of a wide variety of factors. In addition to the risk factors specifically mentioned in the conference call that were associated with the Registrant’s Space & Technology/Montreal operations, such other risk factors include, but are not limited to, economic conditions in the U.S. and abroad and their effect on capital spending in the Registrant’s principal markets; volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Registrant; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in the Registrant’s consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada, and other taxing jurisdictions may vary from expected taxable earnings; the timing of major orders; technological developments by both the Registrant and its competitors; the growth rate for various wireless communications services worldwide; availability of funding for investments in major new satellite programs; the nature and effects of U.S. governmental controls on foreign sales of, and U.S.-Canadian cooperation on, space products; the strength and timing of end-user acceptance of new communications services, such as high-data-rate mobile services; and the Registrant’s ability to achieve product development and manufacturing objectives within the cost and timing parameters created by customers and end-users. Additional information concerning such factors is contained in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on April 11, 2003.

EMS TECHNOLOGIES, INC.

Date: April 11, 2003	By:	/s/ William S. Jacobs William S. Jacobs Vice President